EXHIBIT 10.45

                          AGREEMENT AND PLAN OF MERGER


                                     BETWEEN


               MERITUS INDUSTRIES, INC., A NEW JERSEY CORPORATION; MERITUS INDUSTRIES, LTD., A HONG KONG CORPORATION;
                       WALTER S. REILING AND SUSAN REILING


                                       AND


                       DSI TOYS, INC., A TEXAS CORPORATION




                          DATED AS OF OCTOBER 7 , 1999
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                            TABLE OF CONTENTS

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                               ARTICLE I

                  The Merger; Closing; Effective Time

      1.1   THE MERGER.................................................1
      1.2   CLOSING....................................................2
      1.3   EFFECTIVE TIME.............................................2
      1.4   FURTHER ASSURANCES.........................................2


                               ARTICLE II

                Certificate of Incorporation and By-Laws
                      of the Surviving Corporation

      2.1   CERTIFICATE OF INCORPORATION...............................2
      2.2   BY-LAWS....................................................2


                              ARTICLE III

                         Officers and Directors
                      of the Surviving Corporation

      3.1   DIRECTORS..................................................3
      3.2   OFFICERS...................................................3


                               ARTICLE IV

                 Effect of the Merger on Capital Stock;
                        Exchange of Certificates

      4.1   EFFECT ON CAPITAL STOCK....................................3
                     (a)      MERGER CONSIDERATION.....................3
                     (b)      CANCELLATION OF SHARES...................4
      4.2   EXCHANGE OF CERTIFICATES FOR SHARES........................4
                     (a)      EXCHANGE FUND............................4
                     (b)      TRANSFERS................................4
                     (c)      FRACTIONAL SHARES........................4
                     (d)      LOST, STOLEN OR DESTROYED CERTIFICATES...4
                     (e)      PERSONS..................................4
      4.3            ADJUSTMENTS OF CONVERSION NUMBER..................4

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                                                                          PAGE

                                  ARTICLE V

                        Representations and Warranties

      5.1   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND REILING........5
            (a)      ORGANIZATION, GOOD STANDING AND QUALIFICATION...........5
            (b)      CAPITAL STRUCTURE.......................................5
            (c)      CORPORATE AUTHORITY; APPROVAL AND FAIRNESS..............6
            (d)      GOVERNMENTAL FILINGS; NO VIOLATIONS.....................6
            (e)      COMPANY REPORTS; FINANCIAL STATEMENTS...................7
            (f)      ABSENCE OF CERTAIN CHANGES..............................8
            (g)      LITIGATION AND LIABILITIES..............................8
            (h)      EMPLOYEE MATTERS........................................8
            (i)      COMPLIANCE WITH LAWS; PERMITS..........................10
            (j)      TAKEOVER STATUTES......................................10
            (k)      ENVIRONMENTAL MATTERS..................................10
            (l)      TAX MATTERS............................................11
            (m)      TAXES..................................................11
            (n)      INTELLECTUAL PROPERTY..................................12
            (o)      BROKERS AND FINDERS....................................13
            (p)      EVENTS SUBSEQUENT TO FINANCIAL STATEMENTS..............13
            (q)      DISCLOSURE.............................................15
            (r)      REAL PROPERTY..........................................15
            (s)      TANGIBLE PROPERTY......................................15
            (t)      CONTRACTS..............................................16
            (u)      SUPPLIERS AND CUSTOMERS................................16
            (v)      ACCOUNTS RECEIVABLE....................................17
            (w)      POWERS OF ATTORNEY.....................................17
            (x)      CONDITIONS OF PROPERTY.................................17
            (y)      INSURANCE..............................................17
            (z)      GUARANTEES.............................................17
            (aa)     CERTAIN BUSINESS RELATIONSHIPS.........................17
            (bb)     INVENTORY..............................................18
            (cc)     QUESTIONABLE PAYMENTS..................................18
            (dd)     LI & FUNG DEBT.........................................18
      5.2   REPRESENTATIONS AND WARRANTIES OF DSI...........................19
            (a)      ORGANIZATION, GOOD STANDING AND QUALIFICATION..........19
            (b)      CORPORATE AUTHORITY....................................19
            (c)      GOVERNMENTAL FILINGS; NO VIOLATIONS....................19
            (d)      LITIGATION AND LIABILITIES.............................20
            (e)      ENVIRONMENTAL MATTERS..................................20
            (f)      TAX MATTERS............................................20
            (g)      BROKERS AND FINDERS....................................21
            (h)      DSI SHARES.............................................21
            (i)      RESTRUCTURINGS/CAPITAL EVENTS..........................21
            (j)      DISCLOSURE OF INFORMATION..............................21

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                                                                          PAGE

                                  ARTICLE VI

                                  Covenants

      6.1   INTERIM OPERATIONS..............................................21
      6.2   ACQUISITION PROPOSALS...........................................23
      6.3   STOCKHOLDERS MEETING............................................23
      6.4   FILINGS; OTHER ACTIONS; NOTIFICATION............................23
      6.5   TAXATION........................................................24
      6.6   ACCESS..........................................................25
      6.7   STOCK EXCHANGE LISTING AND DE-LISTING...........................25
      6.8   PUBLICITY.......................................................25
      6.9   OPTIONS AND BENEFITS............................................25
            (a)      STOCK OPTIONS..........................................25
            (b)      EMPLOYEE BENEFITS......................................25
      6.10  FEES AND EXPENSES...............................................25
      6.11  SHAREHOLDER CLAIMS..............................................25
      6.12  NOTICE OF CHANGES...............................................26
      6.13  INDEMNIFICATION ARRANGEMENTS....................................26
      6.14  LI & FUNG AGREEMENTS............................................26
      6.15  TAKEOVER STATUTE................................................26
      6.16  NOTIFICATION OF CERTAIN MATTERS.................................27
      6.17  SUBSIDIARIES' STOCK TRANSFERS...................................27


                                 ARTICLE VII

                                  Conditions

      7.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER......29
            (a)      STOCKHOLDER APPROVAL...................................29
            (b)      NASDAQ LISTING.........................................29
            (c)      REGULATORY CONSENTS....................................29
            (d)      LITIGATION.............................................29
            (e)   BLUE SKY APPROVALS........................................29
            (f)   SHAREHOLDERS' AND VOTING TRUST AGREEMENT..................29
            (g)   REGISTRATION RIGHTS AGREEMENT.............................30
      7.2   CONDITIONS TO OBLIGATIONS OF DSI................................30
            (a)      REPRESENTATIONS AND WARRANTIES.........................30
            (b)      PERFORMANCE OF OBLIGATIONS OF MERITUS..................30
            (c)      CONSENTS UNDER AGREEMENTS..............................30
            (d)      [Intentionally omitted.]...............................30
            (e)      SUBSIDIARY TRANSFERS...................................30
            (f)      LI & FUNG..............................................30
            (g)      OPINION OF COUNSEL.....................................31
            (h)      CLOSING CERTIFICATES...................................31
            (i)      TOYS R US CLAIMS.......................................31
            (j)      AUDITED STATEMENTS.....................................31

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                                                                          PAGE

            (k)      GENERAL RELEASE........................................31
            (l)     SHAREHOLDER QUESTIONNAIRE...............................31
      7.3   CONDITIONS TO OBLIGATION OF MERITUS.............................31
            (a)      REPRESENTATIONS AND WARRANTIES.........................31
            (b)      PERFORMANCE OF OBLIGATIONS OF DSI......................31
            (c)      CONSENTS UNDER AGREEMENTS..............................32
            (d)      [Intentionally omitted.]...............................32
            (e)      OPINION OF COUNSEL.....................................32
            (f)      CLOSING CERTIFICATE....................................32
            (g)      NOTE...................................................32
            (h)      EMPLOYMENT AGREEMENTS..................................32
            (i)      LI & FUNG OLD DEBT.....................................32


                                 ARTICLE VIII

                                 Termination

      8.1   TERMINATION.....................................................32
      8.2   EFFECT OF TERMINATION...........................................34


                                  ARTICLE IX

      9.1   SURVIVAL OF REPRESENTATIONS AND COVENANTS.......................34
      9.2   INDEMNIFICATION BY CONTRIBUTING SHAREHOLDERS....................34
      9.3   THRESHOLD; CEILING..............................................35
      9.4   NO CONTRIBUTION.................................................36
      9.5   INDEMNIFICATION BY DSI..........................................36
      9.6   SETOFF..........................................................36
      9.7   DEFENSE OF THIRD PARTY CLAIMS...................................37
      9.8   EXCLUSIVE REMEDY................................................38


                                  ARTICLE X

                          Miscellaneous and General

      10.1  SURVIVAL........................................................38
      10.2  MODIFICATION OR AMENDMENT.......................................38
      10.3  WAIVER OF CONDITIONS............................................38
      10.4  COUNTERPARTS....................................................38
      10.5  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL...................38
      10.6  NOTICES.........................................................39
      10.7  ENTIRE AGREEMENT; NO OTHER REPRESENTATIONS......................40
      10.8  NO THIRD PARTY BENEFICIARIES....................................40
      10.9  OBLIGATIONS OF DSI AND OF MERITUS...............................40
      10.10 SEVERABILITY....................................................41

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                                                                          PAGE

      10.11 INTERPRETATION..................................................41
      10.12 ASSIGNMENT......................................................41
      10.13 SPECIFIC PERFORMANCE............................................41
      10.14 ATTORNEYS' FEES.................................................41

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                         AGREEMENT AND PLAN OF MERGER


      This Agreement, is made as of October 7 , 1999, between DSI Toys, Inc., a Texas corporation ("DSI"), and Meritus Industries, Inc., a New Jersey corporation ("MERITUS"), Meritus Industries, Ltd., a Hong Kong corporation ("Limited"), and beneficially Walter S. Reiling and Susan Reiling (collectively, "Reiling"), the sole shareholders of Meritus.


                                  RECITALS:

      A. The respective Boards of Directors of each of Meritus and DSI have approved and declared advisable the merger of Meritus with and into DSI (the "MERGER") and approved the Merger upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the common stock, par value $.01 per share, of Meritus (a "SHARE" or, collectively, the "SHARES"), not owned directly or indirectly by Meritus, will be converted into shares of common stock, $ .01 par value, of DSI ("DSI COMMON STOCK"), and certain other consideration as provided herein.

      B. The respective Boards of Directors of DSI and Meritus have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders.

      C. It is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE");

      D. For financial accounting purposes, it is intended that the Merger will be accounted for as a "purchase;"

      E. As a condition to DSI's willingness to enter into this Agreement, Reiling, as the sole stockholders of Meritus (the "PRINCIPAL STOCKHOLDERS") have agreed, among other things, to vote their shares of Meritus in favor of the Merger.

      NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

      1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Texas Business Corporation Act, as amended (the "TBCA") and the New Jersey General Business Corporation Act, as amended (the "NJBCA"), at the Effective Time (as defined in Section 1.3 below) Meritus shall be merged with and into DSI and the separate corporate existence of Meritus shall thereupon cease. DSI shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of DSI with all its rights,

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privileges, immunities, powers and franchises shall continue unaffected by the
Merger, except as set forth in Article III. The Merger shall have the effects specified in the TBCA and the NJBCA.

      1.2 CLOSING. The closing of the Merger (the "CLOSING") shall take place at the offices of Graham, Curtin & Sheridan, 4 Headquarters Plaza, Morristown, New Jersey on the date that is (i) no sooner than January 4, 2000 and no later than January 11, 2000; or (ii) at such other place and time and/or on such other date as Meritus and DSI may agree in writing (the "Closing Date").

      1.3 EFFECTIVE TIME. As soon as practicable following the Closing, Meritus and DSI will cause a Certificate of Merger (the "NEW JERSEY CERTIFICATE OF MERGER") to be executed, acknowledged and filed with the Secretary of State of New Jersey as provided in Sections 14A: 10 - 4.1 and 14A: 10-7 of the NJBCA and Articles of Merger (the "Texas Articles of Merger") to be executed, acknowledged and filed with the Secretary of State of Texas as provided in Article 5.04 of the TBCA. The Merger shall become effective at the time when the New Jersey Certificate of Merger has been duly filed with the Secretary of State of New Jersey and the Texas Articles of Merger have been filed with the Secretary of State of Texas or, if otherwise agreed by Meritus and DSI, such later date or time as is established by the New Jersey Certificate of Merger and the Texas Articles of Merger (the "EFFECTIVE TIME").

      1.4 FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Meritus or
(ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of Meritus, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of Meritus, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of Meritus, in accordance with the purposes of this Agreement.


                                  ARTICLE II

                   CERTIFICATE OF INCORPORATION AND BY-LAWS
                         OF THE SURVIVING CORPORATION

      2.1 CERTIFICATE OF INCORPORATION. The certificate of incorporation of DSI as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "CHARTER"), until duly amended as provided therein or by applicable law.

      2.2 BY-LAWS. The by-laws of DSI in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the "BY-LAWS"), until thereafter amended as provided therein or by applicable law.


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                                  ARTICLE III

                            OFFICERS AND DIRECTORS
                         OF THE SURVIVING CORPORATION

      3.1 DIRECTORS. The directors of DSI immediately prior to the Effective Time shall, from and after the Effective Time, continue to be directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws. Pursuant to the terms and conditions of the Voting Trust Agreement (as defined in Section 6.13 below), as of the date that is no later than thirty (30) days after the Effective Time, Mr. Walter Reiling shall be appointed to the Board of Directors of DSI.

      3.2 OFFICERS. The officers of DSI immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.


                                  ARTICLE IV

                    EFFECT OF THE MERGER ON CAPITAL STOCK;
                           EXCHANGE OF CERTIFICATES

      4.1 EFFECT ON CAPITAL STOCK. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of
DSI:

              i. MERGER CONSIDERATION. The shares of Meritus common stock (the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Meritus or any other direct or indirect subsidiary of Meritus (collectively "Meritus Companies") and not held on behalf of third parties (collectively "Excluded Shares"), shall be converted into, and become exchangeable for (i) Six Hundred Thousand (600,000) validly issued, fully paid and nonassessable shares of DSI Common Stock (the "DSI Shares"), representing Sixty Thousand (60,000) DSI Shares for each of the ten (10) Shares of Meritus Common Stock issued and outstanding as of the Effective Time; (ii) One Million One Hundred Thousand Dollars ($1,100,000) in cash, (the "CASH CONSIDERATION"); and (iii) DSI's Subordinated Secured Promissory Note for One Million Six Hundred Ninety Thousand Dollars ($1,690,000.00), in the form attached to this Agreement as EXHIBIT 4.1(A)(1) (the "Note"). DSI's obligations under the Note shall be secured by a Letter of Credit in the form attached to this Agreement as EXHIBIT 4.1(A)(2) (the "Letter of Credit").

                  (i) At the Effective Time, all Shares shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the shares of DSI Common Stock into which such Shares have been converted and the right to receive pursuant to this Section 4.1(a) One Hundred and Ten Thousand Dollars ($110,000) in cash per Share and the right, if any, to receive pursuant to Section 4.2(c) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(a).

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              ii. CANCELLATION OF SHARES. Each Excluded Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

      4.2 EXCHANGE OF CERTIFICATES FOR SHARES.

              (a) EXCHANGE FUND. As of the Effective Time, DSI shall deliver or cause to be delivered to and in the name of each Principal Stockholder; (i) certificates representing the shares of DSI Common Stock into which the Shares are to be converted; (ii) the Cash Consideration; and (iii) the Note (such Cash Consideration, certificates for shares of DSI Common Stock, and the Note being hereinafter referred to as the "EXCHANGE FUND").

              (b) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of Meritus of the Shares that were outstanding immediately prior to the Effective Time.

              (c) FRACTIONAL SHARES. No certificates or scrip representing fractional shares of DSI Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article IV; no dividend or other distribution by DSI and no stock split, combination or reclassification shall relate to any such fractional share; and no such fractional share shall entitle the record or beneficial owner thereof to vote or to any other rights of a stockholder of DSI. In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled thereto upon the surrender of Certificate(s) for exchange pursuant to this Article IV will be paid an amount in cash (without interest) rounded up to the nearest whole cent, determined by multiplying (i) the per share closing price on the NASDAQ (the "NASDAQ") of DSI Common Stock (as reported in The Wall Street Journal) on the date on which the Effective Time shall occur (or, if the DSI Common Stock shall not trade on NASDAQ on such date, the first day of trading in DSI Common Stock on NASDAQ thereafter) by (ii) the fractional share to which such holder would otherwise be entitled.

              (d) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making and delivery to DSI of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, a properly completed letter of transmittal and, if reasonably required by DSI, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, DSI will deliver or cause to be delivered in exchange for such lost, stolen or destroyed Certificate the Cash Consideration, the shares of DSI Common Stock and the Note, and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to
Section 4.2(c) upon due surrender of, and deliverable in respect of the Shares represented by, such Certificate pursuant to this Agreement.

              (e) PERSONS. For the purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d) below) or other entity of any kind or nature.

      4.3 ADJUSTMENTS OF CONVERSION NUMBER. In the event that Meritus changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares,

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or DSI changes the number of shares of DSI Common Stock or securities convertible or exchangeable into or exercisable for shares of DSI Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), dividend or distribution, recapitalization, merger (other than the Merger), subdivision, issuer tender or exchange offer for the issuer's own shares (other than repurchases by DSI between the date hereof and the Effective Time of less than 5% of the outstanding shares of DSI Common Stock pursuant to Rule 10b-18, promulgated under the Securities Exchange Act of 1934, as amended), or other similar transaction with a materially dilutive effect, or if a record date with respect to any of the foregoing shall occur prior to the Effective Time, the conversion number shall be equitably adjusted.


                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

      5.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND REILING. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to DSI by Meritus on or prior to entering into this Agreement (the "COMPANY DISCLOSURE LETTER"), Meritus and Reiling, jointly and severally, hereby represent and warrant to DSI that:

              (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Meritus and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). Meritus has provided to DSI a complete and correct copy of Meritus's and its Subsidiaries' certificates or articles of incorporation, as the case may be, and by-laws, each as amended to date. Meritus's and its Subsidiaries' certificates of incorporation and by-laws so delivered are in full force and effect. SECTION 5.1(A) of the Company Disclosure Letter contains complete and correct copies of Meritus' and its Subsidiaries' certificates or articles of incorporation, as the case may be, and bylaws, each as amended to date.

      As used in this Agreement, the term (i) "SUBSIDIARY" means, with respect to Meritus or DSI, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries and (ii) "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, properties or results of operations of Meritus or its Subsidiaries, as the case may be.

              (b) CAPITAL STRUCTURE. The authorized capital stock of Meritus consists of 1,000 shares, of which 10 shares were outstanding as of the close of business on August 31, 1999. All of the outstanding shares have been duly authorized and are validly issued, fully

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paid and nonassessable. Meritus has no shares or preferred shares reserved for issuance. Except as disclosed in SECTION 5.1(b) of the Company Disclosure Letter, each of the outstanding shares of capital stock or other securities of each of Meritus's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Meritus or a direct or indirect wholly-owned subsidiary of Meritus, free and clear of any lien, pledge, security interest, right of first refusal agreement, limitation on voting rights, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights (other than rights accruing to Meritus or its Subsidiaries), options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of Meritus or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Meritus or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Meritus does not have outstanding any bonds, debentures, notes, warrants, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Meritus on any matter.

              (c) CORPORATE AUTHORITY; APPROVAL AND FAIRNESS. As of the date hereof, the Board of Directors of Meritus has duly approved this Agreement and all related agreements and has resolved to recommend the adoption of this Agreement by Meritus's stockholders and directed that this Agreement be submitted to Meritus's stockholders for approval. Meritus has all corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, subject to the adoption of this Agreement by the holders of at least a majority of the votes cast by the holders of the Shares (the "COMPANY REQUISITE VOTE"). The execution, delivery and performance of this Agreement by Meritus and the consummation by Meritus of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Meritus, subject to adoption of this Agreement by the stockholders of Meritus. This Agreement has been duly executed and delivered by Meritus and (assuming the valid authorization, execution and delivery of this Agreement by DSI) constitutes the valid and binding agreement of Meritus enforceable against Meritus in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights (the "BANKRUPTCY EXCEPTION").

              (d) GOVERNMENTAL FILINGS; NO VIOLATIONS.

                  (i) Other than the filings and/or notices (A) pursuant to
Section 1.3, (B) the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Securities Act of 1933, as amended (the "SECURITIES ACT"), (C) to comply with state securities or "blue-sky" laws, if any, and (D) required to be made with the NASDAQ and (E) any filings pursuant to governmental requirements of Hong Kong, no notices, reports or other filings are required to be made by Meritus or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Meritus or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental entity ("GOVERNMENTAL ENTITY"), in connection with the execution and delivery of this Agreement by Meritus and the consummation by Meritus of the Merger and the other transactions contemplated hereby or thereby.

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                  (ii) The execution, delivery and performance of this Agreement and all documents contemplated hereunder by Meritus do not, and the consummation by Meritus of the Merger and the other transactions contemplated hereby or thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Meritus or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Meritus or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any loan or credit agreement, note, bond, warrant, indenture or other instrument evidencing indebtedness for borrowed money ("DEBT
CONTRACTS") or any other material agreement, lease, contract, arrangement or other obligation ("OTHER CONTRACTS") binding upon Meritus or any of its Subsidiaries or any Law (as defined in Section 5.1(i) below) or governmental or non-governmental permit or license to which Meritus or any of its Subsidiaries is subject or any judgment, order or decree to which Meritus or any of its Subsidiaries or any of its properties is subject or (C) [except as set forth in
Section 5.1(d)(1) of the Company Disclosure Letter], any change in the rights or obligations of any party under any of the Debt Contracts or Other Contracts.

                  (iii) (A) There is no event of default, or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any Debt Contract binding upon Meritus or any of its Subsidiaries; and

                        (B) There is no event of default, or event that, but for the giving of notice or lapse of time, or both, would constitute an event of default under any Other Contract binding upon Meritus or any of its Subsidiaries.

              (e) COMPANY REPORTS; FINANCIAL STATEMENTS. SECTION 5.1(e) of the Company Disclosure Letter contains true and accurate copies of the reviewed balance sheet and related statements of operations, changes in shareholders equity and cash flows of Meritus and its Subsidiaries for the fiscal years 1994-1998, together with internal monthly financial statements for the period January-July 1999 (collectively, and along with the Audited Statements, as defined in Section 6.19 below, the "COMPANY REPORTS"). As of their respective dates and except as set forth in Section 5.1(e) of the Company Disclosure Letter, the Company Reports did not, and any Company Reports provided by Meritus to DSI subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Meritus and its Subsidiaries as of its date and each of the consolidated statements of income, stockholders' equity and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of consolidated operations, stockholders' equity and cash flows, as the case may be, of Meritus and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end adjustments that will not be material in amount or effect), in each case, except as set forth in Section 5.1(e) of the Company Disclosure Letter, in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

              (f) ABSENCE OF CERTAIN CHANGES. Except as may be disclosed in the Company Reports and in Section 5.1(f) of the Company Disclosure letter, since January 1, 1998 (the "REVIEW DATE"), Meritus and its Subsidiaries have conducted their respective busi nesses only in, and have not entered into or engaged in any material transaction other than in, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, business or results of operations of Meritus and its Subsidiaries or any development or combination of developments of which the executive officers of Meritus has knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Meritus or any of its Subsidiaries, whether or not covered by insurance except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Meritus; or (iv) any change by Meritus in accounting principles, practices or methods. Since the Review Date, except as provided for herein or as disclosed in the Company Reports, there has not been any increase in the compensation payable or that could become payable by Meritus or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans (as defined in Section 5.1(h) below other than increases or amendments in the ordinary course).

              (g) LITIGATION AND LIABILITIES. Except as set forth in SECTION 5.1(G) of the Company Disclosure Letter, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of Meritus, threatened against Meritus or any of its Subsidiaries or any current or former director or officer of Meritus or any of its Subsidiaries (in their capacity as such); or
(ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to matters involving any Environmental Law (as defined in Section 5.1(k) below), that, in the case of either clause (i) or
(ii), individually or in the aggregate, are reasonably likely in either such case to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of Meritus to consummate the transactions contemplated by this Agreement. Except as disclosed in the Company Reports issued prior to the date hereof, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against Meritus or any of its Subsidiaries, any of its or their properties, assets or business, or, to the knowledge of the executive officers of Meritus, any of its or their current or former directors or officers, as such, that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

              (h) EMPLOYEE MATTERS.

                  (i) Neither Meritus nor its Subsidiaries has any labor contracts or collective bargaining agreements with respect to any persons employed by or otherwise performing services for Meritus or its Subsidiaries. Neither Meritus nor its Subsidiaries has engaged in any unfair labor practice. As of the date hereof, there is no unfair labor practice complaint pending, or to the knowledge of the executive officers of Meritus threatened, against Meritus or any of its Subsidiaries. There is no labor strike, dispute, slowdown, or stoppage pending or to the knowledge of the executive officers of Meritus threatened, against Meritus or its Subsidiaries, and neither Meritus nor its Subsidiaries has experienced any primary work stoppage or labor difficulty involving its employees during the last three years.

                  (ii) Set forth in SECTION 5.1(h) of the Company Disclosure Letter is a true and complete list of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, welfare, fringe benefits or other plan, agreement, policy or arrangement which Meritus or any of its Subsidiaries maintains, or as to which Meritus or any of its Subsidiaries is or will be required to make any payment for the benefit of any employee, director, former employee or former director of Meritus and its Subsidiaries (the "COMPENSATION AND BENEFIT PLANS"). Meritus has delivered to DSI, and SECTION 5.1(h) of the Company Disclosure Letter lists with respect to each Compensation and Benefit Plan correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies; (ii) the current summary plan description; (iii) the Annual Reports (Form 5500 series) and accompanying schedules, as filed, for the most recently completed two plan years for which such reports have been filed; (iv) the financial statements for the most recently completed two plan years for which statements have been prepared; (v) the most recent determination letter issued by the Internal Revenue Service (the "IRS") and the application submitted with respect to such letter; and (vi) all correspondence with the IRS or Department of Labor concerning any pending controversy. Any "change of control" or similar provisions contained in any Compensation and Benefit Plan are specifically identified in SECTION 5.1(H) of the Company Disclosure Letter.

                  (iii) All Compensation and Benefit Plans have been administered in all material respects in accordance with their terms and are in compliance in all material respects with all applicable laws, including to the extent possible, the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Meritus is not aware as of the date hereof of any circumstances likely to result in revocation of any such favorable determination letter or of any circumstance indicating that any such plan is not so qualified in operation. As of the date hereof, there is no pending or, to the knowledge of the executive officers of Meritus, material threatened litigation, claim or audit by any Person relating to the Compensation and Benefit Plans. To the knowledge of the executive officers of Meritus, no prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code has occurred which would be expected to result in material liability to Meritus or its Subsidiaries, assuming that, for purposes of determining materiality, the "taxable period" within the meaning of Section 4975 of the Code with respect to such prohibited transaction had expired as of the date hereof.

                  (iv) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Meritus or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Meritus under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). None of Meritus, its Subsidiaries and their ERISA Affiliates have contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time, and no liability has been or is expected to be incurred by Meritus or any Subsidiary with respect to any such plan. None of Meritus, any of its Subsidiaries or any ERISA Affiliate contributes to or maintains a Pension Plan subject to Title IV of ERISA or has contributed to or maintained any such plan at any time during the six-year period prior to the date hereof.

                  (v) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof, have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof.

                  (vi) Neither Meritus nor its Subsidiaries have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as required under Part 6 of Title I of ERISA.

                  (vii) Except as contemplated by this Agreement or disclosed in
SECTION 5.1(H) of the Company Disclosure Letter, the consummation of the Merger and the other transactions contemplated by this Agreement will not (x) entitle any employees of Meritus or its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

              (i) COMPLIANCE WITH LAWS; PERMITS. Except as set forth in the Company Reports issued prior to the date hereof and in SECTION 5.1(i) of the Company Disclosure Letter, the businesses of each of Meritus and its Subsidiaries are being conducted in compliance with applicable federal, state, local and foreign laws (collectively, "LAWS"). Meritus and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to own or lease and operate their respective properties and conduct its business as presently conducted.

              (j) TAKEOVER STATUTES. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "TAKEOVER STATUTE") or any applicable anti-takeover provision in Meritus's certificate of incorporation and by-laws or any shareholder rights agreement is, or at the Effective Time will be, applicable to Meritus, the Shares, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of DSI's representations and warranties contained in Section 5.2(l), the Board of Directors of Meritus has taken all action so that DSI will not be prohibited from entering into a "business combination" with Meritus as an "interested stockholder" as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

              (k) ENVIRONMENTAL MATTERS. Except as disclosed in the Company Reports filed prior to the date hereof and SECTION 5.1(k) of the Company Disclosure Letter; (i) to the knowledge of the executive officers of Meritus, Meritus and its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) Meritus and its Subsidiaries have not received any written notices from any Governmental Entity or any other person or entity alleging the violation of any applicable Environmental Law (as defined below); (iii) Meritus and its Subsidiaries are not the subject of any court order, administrative order or decree arising under any Environmental Law; (iv) to the knowledge of the executive officers of Meritus, there has not been a release of Hazardous Substances (as defined below) on any of the properties owned or operated by Meritus or any of its Subsidiaries, except in compliance with all Environmental Laws; and (v) to the knowledge of the executive officers of Meritus neither Meritus nor any Subsidiary has generated, stored, used, emitted, discharged or disposed of any Hazardous Substances in violation of or giving rise to liability under applicable Environmental Laws.

      As used herein, "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, order, decree or injunction relating to the protection of the environment (including air, water, soil and natural resources), or regulating or imposing standards of care with respect to the use, storage, handling, release or disposal of any Hazardous Substance, including petroleum.

      As used herein, "HAZARDOUS SUBSTANCE" means any substance listed, defined, designated, regulated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and petroleum products.

              (l) TAX MATTERS. As of the date hereof, neither Meritus nor any of its Affiliates (as defined below) has taken or agreed to take any action, nor do the executive officers of Meritus have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. An "Affiliate" of a party is a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with it.

              (m) TAXES. Meritus and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them; (ii) have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns except for Taxes provided for in a reserve which is adequate for the payment of such Taxes and is reflected in the financial statements included in the Company Reports or the books and records of Meritus (including provisions for 1998 fiscal year Taxes); and (iii) as of the date hereof, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are not, any unresolved questions or claims concerning Meritus's or any of its Subsidiaries' Tax liability that are reasonably likely to have a Company Material Adverse Effect. Except as disclosed in Section 5.1(m) of the Company Disclosure Letter, as of the date hereof, there are no pending or, to the knowledge of the executive officers of Meritus, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. Meritus has made available to DSI true and correct copies of the United States federal income Tax Returns filed by Meritus and its Subsidiaries for each of the fiscal years ended 1996, 1995, and 1994. As a result of the transactions contemplated by this Agreement, none of Meritus, DSI or their Subsidiaries will be obligated to make a payment that would be an "excess parachute payment" to an individual that is currently a "disqualified individual" with respect to Meritus as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. To the knowledge of the executive officers of Meritus, the representations set forth in the Company Tax Certificate (as defined in SECTION 7.2 (D)) attached to the Company Disclosure Letter are true and correct in all material respects.

      As used in this Agreement, (i) the term "TAX" (including, with correlative meaning, the terms "TAXES", and "TAXABLE") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "TAX RETURN" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

              (n) INTELLECTUAL PROPERTY.

                  (i) SECTION 5.1(n) of the Company Disclosure Letter lists all Intellectual Property Rights (as defined below) of Meritus and its Subsidiaries consisting of: (a) all United States and foreign patents, patent applications, continuations, continuations-in- part, divisions, reissues, and re-examinations;
(b) all trademarks registered with the United States Patent and Trademark Office and its foreign and state equivalents, and all trademark applications pending before the United States Patent and Trademark Office and its foreign and state equivalents; and (c) all registered United States and foreign copyrights and pending applications to register the same. Except as specifically identified in
SECTION 5.1(n) of the Company Disclosure Letter, and to the best knowledge of the Executive Officers of Meritus, Meritus and/or each of its Subsidiaries: (a) owns all right, title and interest to, or has the right to use, as the case may be all Intellectual Property Rights (as defined below) used in the business of Meritus and its Subsidiaries as presently conducted; (b) all registrations for Intellectual Property Rights owned by Meritus or any Subsidiary are valid and in force, except for any invalidity or unenforceability that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect; (c) all applications for registrations of Intellectual Property Rights filed by Meritus or any Subsidiary are pending and in good standing, all without challenge of any kind; (d) the Intellectual Property Rights owned by Meritus or any of its Subsidiaries are valid and enforceable; (e) Meritus or its Subsidiaries have the sole and exclusive right to bring actions for infringement, misappropriation or unauthorized use of Owned Software (as defined below) and the Intellectual Property Rights owned by Meritus and its Subsidiaries.

                  (ii) Except as specifically identified in SECTION 5.1(n) of the Company Disclosure Letter:

                        (A) Neither Meritus nor any of its Subsidiaries is, nor will Meritus or any of its Subsidiaries be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense, or other agreement as to which Meritus or any of its Subsidiaries is a party and pursuant to which Meritus or any of its Subsidiaries is authorized to use any third-party Intellectual Property Rights or computer software programs or applications;

                        (B) The executive officers of Meritus do not know of any infringement, misappropriation, or violation of any Intellectual Property Rights of any other person that exists and results in any way from the operations of the respective businesses of Meritus or its Subsidiaries. No claim of any infringement, misappropriation or violation of any Intellectual Property Rights of any other person is pending or has been asserted in respect of the operations of the respective businesses of Meritus or its Subsidiaries. Neither Meritus nor any of its Subsidiaries has had notice of, nor do the executive officers of Meritus have knowledge of any valid grounds for any bona fide claim against Meritus or its Subsidiaries that its Intellectual Property Rights, operations, activities, products, software, equipment, machinery or processes infringe, misappropriate or violate any Intellectual Property Rights of any other person;

                        (C) Meritus or its Subsidiaries has maintained and protected the software that each owns (the "Owned Software") including, without limitation, all source code and system specifications associated with such software, with such measures as are reasonably necessary to protect the proprietary, trade secret or confidential information contained therein; and
(ii) the executive officers of Meritus do not know of any infringement, misappropriation or violation of any Intellectual Property Rights of any other person with respect to the Owned Software;

                        (D) All employees, agents, consultants, or contractors who have contributed to or participated in the creation or development of inventions, discoveries, trade secrets, copyrightable works, or ideas on behalf of Meritus, any of its Subsidiaries or any predecessor in interest thereto, if and only if necessary to vest ownership rights in such material with Meritus and/or the Subsidiaries, either: (a) is a party to a "work-for-hire" agreement under which Meritus, a Subsidiary (or such predecessor in interest, as applicable), is deemed to be the original owner/author of all property rights therein; or (b) has executed an assignment or an agreement to assign in favor of Meritus, a Subsidiary (or such predecessor in interest, as applicable), all right, title and interest in such inventions, discoveries, trade secrets, copyrightable works, or ideas.

                  (iii) As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean: (A) all United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, extensions, re-examinations, inventions (whether or not patentable) or improvements thereto; (B) all United States, state, foreign and common law trademarks, service marks, domain names, logos, trade dress and trade names (including all assumed or fictitious names under which Meritus and each Subsidiary is conducting its-business or has within the previous five years conducted its business), whether registered or unregistered, and pending applications to register the foregoing; (C) all United States and foreign copyrights, whether registered or unregistered and pending applications to register the same; and (D) all confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information.

              (o) BROKERS AND FINDERS. Neither Meritus nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement.

              (p) EVENTS SUBSEQUENT TO FINANCIAL STATEMENTS. Except as set forth in SECTION 5.1(p) of the Company Disclosure Letter, since January 1, 1998, there has not been:

                  (i) Any material adverse change in the consolidated financial condition, results of operations, business or prospective sales (meaning the aggregate current, open purchase orders) of Meritus or any of its Subsidiaries;

                  (ii) Any sale, lease conveyance, license or assignment of any material assets, tangible or intangible, of Meritus or any of its Subsidiaries, other than sales of inventory in the ordinary course of business;

                  (iii) Any damage, destruction or property loss in excess of Twenty- Five Thousand Dollars ($25,000.00), individually or in the aggregate, affecting adversely the properties or business of Meritus or any of its Subsidiaries;

                  (iv) Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of Meritus or any of its Subsidiaries or any redemption, purchase or other acquisition of any such shares other than consummating the transactions contemplated and provided for in this Agreement;

                  (v) Any mortgage or pledge of, or subjection to any lien, charge, security interest or encumbrance of any kind on any of the assets, tangible or intangible, of Meritus or any of its Subsidiaries (other than liens arising by operation of law which secure obligations which are not yet due and payable), nor any incurrence of indebtedness or liability or assumption of obligations by Meritus or any of its Subsidiaries other than those incurred in the ordinary course of business of Meritus and its Subsidiaries, all as specified in SECTION 5.1(P) of the Company Disclosure Letter (which disclosure includes any and all sums owed by Meritus or its Subsidiaries to Li & Fung, Ltd. and/or its Affiliates);

                  (vi) Any cancellation or satisfaction by Meritus or any of its Subsidiaries of any debt or claim or advance, except for adjustments made in the ordinary course of business, which in the aggregate, are not material other than consummating the transactions contemplated or provided for in this Agreement;

                  (vii) Any waiver or release by Meritus or any of its Subsidiaries of any right of any material value in excess of Fifty Thousand Dollars ($50,000.00);

                  (viii) Any sale, assignment, transfer or grant by Meritus or any of its Subsidiaries of any material rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade name or copyrights;

                  (ix) Any arrangement, agreement or undertaking entered into by Meritus or its Subsidiaries not terminable on thirty (30) days or less notice without cost or liability (including, without limitation, any payment of or promise to pay any bonus or special compensation or any increase in compensation) with employees or any increase in compensation or benefits to officers or directors of Meritus or any of its Subsidiaries, other than in the ordinary course of business or consummating the transactions contemplated or provided for in this Agreement;

                  (x) Any change made or authorized in the articles of incorporation or other charter documents or bylaws (or comparable governing instruments) of Meritus or any of its Subsidiaries other than those contemplated or provided for in this Agreement;

                  (xi) Any loan to or other transaction with any officer, director or Shareholder of Meritus or any of its Subsidiaries giving rise to any claim or right of Meritus or any of its Subsidiaries against any such person or of such person against Meritus or any of its Subsidiaries other than normal recurring travel and expense advances and expense accounts made in the ordinary course of business;

                  (xii) Any acceleration, termination, modification or cancellation or threat thereof by any party of any contract, lease or other agreement or instrument, that individually or in the aggregate involves in excess of Fifty Thousand Dollars ($50,000.00) to which Meritus or any of its Subsidiaries is a party or by which it is bound;

                  (xiii) Any pledge or gift of any charitable or other capital contribution outside the ordinary course of business;

                  (xiv) Any other transaction or commitment in excess of Fifty Thousand Dollars ($50,000.00) or related transactions or commitments, which has had or is reasonably likely to have a Company Material Adverse Effect on the properties or business of Meritus or any of its Subsidiaries, other than those contemplated or provided for in this Agreement;

                  (xv) Any termination, modification or cancellation of any booked open purchase orders by any customer of Meritus in excess of Seventy-Five Thousand Dollars ($75,000.00) for any individual order or One Hundred Thousand Dollars ($100,000.00) in the aggregate by any single customer;

              (q) DISCLOSURE. Meritus has made available to DSI and its officers, attorneys, accountants, and representatives true and correct copies of all material agreements, documents, and other items listed in the Company Disclosure Letter and all books and records of Meritus and its Subsidiaries, and neither this Agreement, the Company Disclosure Letter, nor any information, agreements, or documents delivered to or made available to DSI or its officers, attorneys, accountants, or representatives pursuant to this Agreement, contain any untrue statements of a material fact or omits to sate any material fact necessary to make the statements made herein or therein, as the case may be, not misleading;

              (r) REAL PROPERTY. SECTION 5.1(r) of the Company Disclosure Letter contains a complete and accurate list and brief description of all real property owned or leased by Meritus or its Subsidiaries. With respect to each lease so set forth: (i) the lease has been validly executed and delivered by Meritus or its Subsidiaries, as applicable, and, to the knowledge of Meritus by the other party or parties thereto, and is in full force and effect; (ii) neither Meritus nor its Subsidiary, as applicable, nor any other party to the lease, is in material breach or default, and no event has occurred on the part of Meritus or its Subsidiaries, as applicable, or, to the knowledge of Meritus on the part of any other party, which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease; (iii) the lease will continue to be binding in accordance with its terms following the Merger; (iv) neither Meritus nor its Subsidiaries has repudiated and no other party to the lease has repudiated, any provision thereof; (v) there are no written notices of disputes, oral agreements or delayed payment programs in effect as to the lease; and (vi) all facilities leased thereunder have been approved by all necessary Government Entities, and are in good condition, working order and repair, ordinary wear and tear excepted;

              (s) TANGIBLE PROPERTY. Except as set forth in SECTION 5.1(s) of the Company Disclosure Letter, each of Meritus and its Subsidiaries has good and legal title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, reflected on its books and records as owned or used by it, subject to no encumbrances, loans, security interests, mortgages or pledges except those which arise by matter of law or in the ordinary course of business, and except for those assets disposed of in the ordinary course of business of Meritus and its Subsidiaries prior to the Effective Time.

              (t) CONTRACTS. SECTION 5.1(t) of the Company Disclosure Letter lists the following contracts and written arrangements under which Meritus or any other person has continuing obligations or benefits, true and complete copies of which have been delivered to DSI, to which Meritus or any of the Subsidiaries is a party:

                  (i) Any contract for the lease of personal property from or to third parties providing for lease payments in excess of Ten Thousand Dollars ($10,000.00) per annum;

                  (ii) Any contract for the purchase or sale of raw materials, commodities, supplies, products manufactured by Meritus or any of its Subsidiaries or other personal property or for the furnishing or receipt of goods or services which contract calls for performance over a period of more than one year and/or which involves more than the sum of Twenty Thousand Dollars ($20,000.00);

                  (iii) Any partnership or joint venture agreement;

                  (iv) Any agreement or instrument under which Meritus or any of its Subsidiaries is or may become indebted for borrowed money in an amount individually or in the aggregate in excess of Ten Thousand Dollars ($10,000.00); and

                 (v) Any employment agreement and any non-competition agreement.

         Except as otherwise described in SECTION 5.1(t) of the Company Disclosure Letter, all material contracts and arrangements listed in SECTION 5.1(t) of the Company Disclosure Letter are valid and binding agreements and are in full force and effect as to Meritus and its Subsidiaries. Neither Meritus nor any of its Subsidiaries is, and no other party is in breach or default, and no event has occurred on the part of Meritus or any of its Subsidiaries, or, to Meritus's knowledge, on the part of any other party to any such contract or arrangement, which with notice or lapse of time would constitute a breach or default or permit termination under any such contract or arrangement. Except as set forth in SECTION 5.1(t) of the Company Disclosure Letter, none of such contracts or arrangements will be terminated or modified by the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby or thereby, nor will any of such actions result in or constitute a breach or default under any such contracts or arrangements. Neither Meritus nor any of its Subsidiaries is a party to any verbal contract or arrangement which, if reduced to written form, would be required to be listed in SECTION 5.1(t) of the Company Disclosure Letter under the terms of this SECTION 5.1(t) other than with its representatives and vendors which are set out in SECTION 5.1(t) of the Company Disclosure Letter.

              (u) SUPPLIERS AND CUSTOMERS. SECTION 5.1(u) of the Company Disclosure Letter is a true and complete list of all suppliers of Meritus and each of the Subsidiaries to whom Meritus or any of its Subsidiaries made payments during the fiscal year ended December 31, 1998, in excess of five percent (5%) of the Company's and the Subsidiaries' consolidated cost of goods sold as reflected in the 1998, Financial Statements, and all customers of Meritus and each of the Subsidiaries that paid the Company or a Subsidiary, during the fiscal year ended December 31, 1998 more than five percent (5%) of the consolidated revenues of Meritus and the Subsidiaries as reflected in the 1998 Financial Statements. Since January 1, 1998, and until ten
(10) days prior to the Merger, no such supplier of Meritus or any of the Subsidiaries has, or has indicated that it will, stop, or decrease the rate of, supplying materials, products or services to Meritus or the Subsidiary, as the case may be, and no such customer of Meritus or the Subsidiary has decreased or caused business with Meritus or the Subsidiary, as the case may be, or has indicated that it will decrease or cease doing business with Meritus or the Subsidiary;

              (v) ACCOUNTS RECEIVABLE. As of the date of this Agreement, there are and as of the Closing Date, there will be, properly reflected on their respective books and records, all notes receivable and accounts receivable of Meritus and the Subsidiaries, each of which are and will be valid receivables subject to no known setoffs or counterclaims, except as set forth in SECTION 5.1(v) of the Company Disclosure Letter, all of which are and will be consistent with past practice, and, to the best knowledge of all Executive Officers of Meritus, except as set forth in Section 5.1(v) of the Company Disclosure Letter, collectable in the ordinary course of business for Meritus. SECTION 5.1(v) of the Company Disclosure Letter contains a complete list of all notes receivable and accounts receivable of Meritus and its Subsidiaries as of August 31, 1999;

              (w) POWERS OF ATTORNEY. Except as set forth in SECTION 5.1(w) of the Company Disclosure Letter, there are no outstanding powers of attorney or similar instruments executed by Meritus or any of the Subsidiaries;

              (x) CONDITIONS OF PROPERTY. Each building, fixture, machine and piece of equipment (having a net book value of Five Thousand Dollars ($5,000.00) or more), owned or used by Meritus or any of its Subsidiaries is listed in
SECTION 5.1(x) of the Company Disclosure Letter and is in good operating condition and repair (ordinary wear and tear excepted), and is in good compliance with all zoning, building and fire codes, except for such instances of noncompliance that would not have or be reasonably likely to have a Material Adverse Effect. Meritus or its Subsidiaries owns and has good and legal title to, or leases under leases which are valid and under which Meritus or its Subsidiaries are not currently in default, all buildings, machinery, equipment and other tangible assets used in the conduct of Meritus's or such Subsidiary's business as presently conducted, reflected in the most recent Company Reports, and, except as set forth in SECTION 5.1(x) of the Company Disclosure Letter, are free and clear of all liens, claims and encumbrances;

              (y) INSURANCE. Meritus and its Subsidiaries are insured under the policies listed in SECTION 5.1(y) of the Company Disclosure Letter. All such policies have been in full force and effect since December 31, 1998, are in full force and effect as of the date hereof, and will remain so through the Closing Date;

              (z) GUARANTEES. Except as set forth in SECTION 5.1(z) of the Company Disclosure Letter, neither Meritus nor any of its Subsidiaries is a guarantor or otherwise liable for any indebtedness of any other person, firm or corporation;

              (aa)CERTAIN BUSINESS RELATIONSHIPS. Except as set forth in SECTION 5.1(aa) of the Company Disclosure Letter, none of the present or former directors, officers or employees of Meritus or any of its Subsidiaries, or any present or former Shareholders, owns, directly or indirectly, any interest in any business, corporation or other entity (other than investments in publically held companies) which, on the date hereof or within the past twelve (12) months, has been involved in any manner in any material business arrangement or relationship with Meritus or any of its Subsidiaries, and none of the foregoing persons owns any property or rights, tangible or intangible, which are used in the business of Meritus or any of its Subsidiaries;

              (bb) INVENTORY. The inventory of Meritus and its Subsidiaries (the "Inventory") as of the date of this Agreement and as of the Closing Date does and will consist of goods which are merchantable and fit for the purposes for which they were procured, and, the allowance for slow-moving, obsolete, damaged or defective Inventory reflected in the Financial Statements as of December 31, 1998 is adequate. SECTION 5.1(bb) of the Company Disclosure Letter contains a complete listing of the Inventory as of August 31, 1999, and Meritus will deliver to DSI an updated list of the Inventory as of the date that is three (3) business days prior to the Closing Date;

              (cc) QUESTIONABLE PAYMENTS. Neither Meritus nor any of its Subsidiaries has directly or indirectly (i) used corporate funds for unlawful contributions, gifts, entertainment, or for other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated or is in violation of any provision or the Foreign Corrupt Practices Act of 1977 applicable to the conduct of their business; or (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets;

              (dd) LI & FUNG DEBT. The aged debt owed to Li & Fung, Ltd. as of July 31, 1999 is set forth in the statement issued by Li & Fung and attached as
SECTION 5.1 (dd) of the Company Disclosure Letter, which sum is Five Million Four Hundred Eighty Six Thousand Dollars ($5,486,000) (the "Old Li & Fung Debt"). As of the Effective Time, the total of current debt owed to Li & Fung, Ltd., exclusive of the Old Li & Fung Debt, shall not exceed Nine Hundred Thousand Dollars ($900,000.00) (the "New Li & Fung Debt"). The current amount of New Li and Fung Debt owed to Li & Fung, Ltd. as of the date of this Agreement, including all amounts owed to factories, is set forth in the statement attached as SECTION 5.1 (DD) of the Company Disclosure Letter;

              (ee) TOYS R US DEBT. As of the date of this Agreement the total debt owed by Meritus and its Subsidiaries to Toys R Us is no more than Four Hundred Ninety Four Thousand Dollars ($494,000.00). As of the Effective Time the total debt owed by Meritus and its Subsidiaries to Toys R Us shall not exceed Four Hundred Ninety-Four Thousand Dollars ($494,000.00);

              (ff) CREDITS. All sums payable to Meritus by suppliers, manufacturers and factories doing business with Meritus and its Subsidiaries as of the date of this Agreement, as well as the date each such amount is due and payable to Meritus, is listed in SECTION 5.1(ff) of the Company Disclosure Letter (the "Credits"). Each of the Credits is or will be collectable by Meritus, its successors or assigns, in the ordinary course of business, subject to no known setoffs or counterclaims. As of the Effective Time, the Credits payable to Meritus shall be no less than $350,000.00, and all such sums shall be fully credited to DSI as of the Effective Time in a form and manner acceptable to DSI; and

              (gg)WORKING CAPITAL REPORTS. The Settlement Statement and the Monthly Reports, defined in Section 6.20, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. Each of the Settlement Statement and the Monthly Reports will fairly present, in all material respects, the financial position of Meritus and its Subsidiaries as of its date. DSI acknowledges that the Monthly Reports will not be prepared in strict accordance with GAAP.

      5.2 REPRESENTATIONS AND WARRANTIES OF DSI. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Meritus by DSI on or prior to entering into this Agreement (the "DSI DISCLOSURE LETTER"), DSI represents and warrants to each of Meritus and Reiling that:

              (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. DSI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification. DSI has made available to Meritus a complete and correct copy of DSI's certificate of incor poration and by-laws, each as amended to the date hereof. DSI's certificate of incorporation and by-laws so made available are in full force and effect.

              (b) CORPORATE AUTHORITY.

                  (i) The board of directors of DSI has approved this Agreement and the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the ancillary agreements to which DSI is a party by DSI and the consummation by DSI of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of DSI. This Agreement and the ancillary agreements to which DSI is a party have been duly executed and delivered by DSI and (assuming the valid authorization, execution and delivery of such agreements by the other parties thereto) constitute the valid and binding agreements of DSI enforceable against DSI in accordance with their terms.

                  (ii) Prior to the Effective Time, DSI will have taken all necessary action to permit it to deliver the number of shares of DSI Common Stock required to be delivered pursuant hereto. The DSI Common Stock, when delivered, will be validly issued, fully paid and nonassessable, and no stockholder of DSI will have any preemptive right of subscription or purchase in respect thereof.

              (c) GOVERNMENTAL FILINGS; NO VIOLATIONS.

                  (i) Other than any applicable filings and/or notices (A) pursuant to this Agreement, (B) the Securities Act and the Exchange Act, (C) to comply with state securities or "blue sky" laws, and (D) required to be made with the NASDAQ, no notices, reports or other filings are required to be made by DSI with, nor are any consents, registra tions, approvals, permits or authorizations required to be obtained by DSI from, any Governmental Entity, in connection with the execution and delivery of this Agreement by DSI and the consummation by DSI of the Merger and the other transactions contemplated hereby and thereby.

                  (ii) The execution, delivery and performance of this Agreement and the Executive Agreements to which it is a party by DSI do not, and the consummation by DSI of the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate or by-laws of DSI or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, or an acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of DSI (with or without notice, lapse of time or both) pursuant to, any Debt Contracts or Other Contracts binding upon DSI or any Law or governmental or non-governmental permit or license to which DSI is subject or any judgment, order or decree to which DSI or any of its properties is subject or (C) any change in the rights or obligations of any party under any such Debt Contracts or Other Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a DSI Material Adverse Effect or prevent, materially delay or materially impair the ability of DSI to consummate the transactions contemplated hereby and thereby.

              (d) LITIGATION AND LIABILITIES. Except as disclosed in SECTION 5.2(D) of the DSI Disclosure Letter, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of DSI, threatened against DSI or any current or former director or officer of DSI (in their capacity as such); or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise, including those relating to matters involving any Environmental Law, that, in the case of either clause (i) or (ii), individually or in the aggregate, are reasonably likely, in either such case, to have a material adverse effect or prevent or materially burden or materially impair the ability of DSI to consummate the transactions contemplated by this Agreement. Except as disclosed in SECTION 5.2(D) of the DSI Disclosure Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against DSI, any of its properties, assets or business, or, to the knowledge of the executive officers of DSI, any of its current or former directors or officers, as such.

              (e) ENVIRONMENTAL MATTERS. Except as disclosed in SECTION 5.2(E) of the DSI Disclosure Letter: (i) to the knowledge of the executive officers of DSI, DSI and each of its Subsidiaries is in compliance with all applicable Environmental Laws; (ii) DSI and each of its Subsidiaries have not received any written notice from any Governmental Entity or any third party indicating that DSI is in violation of any Environmental Law; (iii) DSI and each of its Subsidiaries is not subject to any court order, administrative order or decree arising under any Environmental Law; (iv) to the knowledge of the executive officers of DSI, there has not been a release of Hazardous Substances on any of the properties owned or operated by DSI or any of its subsidiaries except in compliance with all Environmental Laws; and (v) to the knowledge of the executive officers of DSI, neither DSI nor any Subsidiary has generated, stored, used, emitted, discharged or disposed of any Hazardous Substances in violation of or giving rise to liability under applicable Environmental Laws.

              (f) TAX MATTERS. As of the date hereof, DSI has not taken or agreed to take any action, nor do the executive officers of DSI have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this

Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

              (g) BROKERS AND FINDERS. Neither DSI nor any of its offices, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger or the other transactions contemplated by this Agreement.

              (h) DSI SHARES. The DSI Shares to be issued and delivered to the Principal Stockholders in accordance with this Agreement, have been duly authorized by all requisite corporate action of DSI and, when issued and so delivered pursuant to the terms and conditions of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

              (i) RESTRUCTURINGS/CAPITAL EVENTS. DSI has not approved nor submitted to its shareholders for approval any proposal, agreement, undertaking or resolution, the effect of which would result in a reclassification, stock split (including a reverse split), dividend or distribution, recapitalization, merger (other than the Merger), subdivision or exchange affecting the DSI Common Stock.

              (j) DISCLOSURE OF INFORMATION. DSI has been given the opportunity to ask questions of, and to receive answers from persons acting on behalf of Meritus concerning the terms and conditions of the Merger and the transactions contemplated thereby, and the business, properties, prospects and financial conditions of Meritus and its Subsidiaries.

                                  ARTICLE VI

                                   COVENANTS

      6.1 INTERIM OPERATIONS. Meritus covenants and agrees as to itself and each of its Subsidiaries that, after the date hereof and prior to the Effective Time (unless agreed to in this Agreement or as DSI may otherwise approve in advance and in writing):

              (a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their best efforts to preserve all business organization intact and maintain all existing relations and goodwill with customers, suppliers, distributors, marketing representatives, creditors, lessors, employees and business associates;

              (b) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it or any of its Subsidiaries in any of its Subsidiaries or other Affiliates; (ii) amend its certificate or articles of incorporation or by-laws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries; or (v) repurchase, redeem or otherwise acquire, except in connection with the payment of the exercise price of any option outstanding on the date hereof, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

              (c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets; (ii) purchase, transfer, lease, sell, mortgage, pledge, dispose of or encumber any real property, or effect any improvements or expansions thereon; (iii) other than the sale of inventory in the ordinary and usual course of business, purchase, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any property or assets (including capital stock of any of its Subsidiaries) or incur or modify any indebtedness or other liability; (iv) make or authorize or commit for any capital expenditures other than in the ordinary and usual course of business (as approved in advance by an authorized representative of DSI); or (v) by any means, make any acquisition of, or investment in any business, through acquisition of assets or stock of any other Person or entity;

              (d) except as may be required by applicable law, and except as provided in Section 6.9 below, neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus, severance, incentive or other compensation of any employees;

              (e) neither it nor any of its Subsidiaries shall settle or compromise any claims or litigation or enter into any Debt Contracts or Other Contracts or modify, amend or terminate any of its Debt Contracts or Other Contracts, or waive, release or assign any material rights or claims;

              (f) neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated;

              (g) neither it nor any of its Subsidiaries shall take any action, other than reasonable and usual actions in the ordinary and usual course of business consistent with GAAP and with past practice, with respect to accounting policies or procedures;

              (h) neither it nor any of its Subsidiaries shall sell, transfer, assign or abandon any patents or trademarks which are owned or controlled directly or indirectly by Meritus or any of its Subsidiaries;

              (i) neither it nor any of its Subsidiaries shall license or otherwise encumber any patents or trademarks which are owned or controlled directly or indirectly by Meritus or any of its Subsidiaries;

              (j) neither it nor any of its Subsidiaries shall make any modification to employee or customer incentives or trade policies which would reasonably be expected to cause the Company's distributors or end-user customers to increase purchases above those levels normally required to meet their respective needs or cause an increase or decrease in the Company's inventories or Working Capital;

              (k) it and its Subsidiaries shall use their best efforts pay and discharge all debts, charges, taxes, assessments, contributions and governmental charges when and as due;

              (l) it and its Subsidiaries shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders of any federal, state or local government authority applicable to them;

              (m) neither it not its Subsidiaries shall make any expenditure or incur any obligation, without the prior written consent of DSI, which does not arise directly from the proper business expenses of it or its Subsidiaries;

              (n) it shall promptly notify DSI in writing of the details of any loss, damage, investigation, action, suit, proceeding, or claim relating to the business of it or its Subsidiaries or which will or might reasonably be expected to have an economic impact in excess of $10,000.00 on the business, properties, assets, goodwill or condition, financial or otherwise, of Meritus or its Subsidiaries;

              (o) it and its Subsidiaries shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of it and its Subsidiaries and Meritus shall furnish to DSI: (i) within fifteen
(15) calendar days after the end of each calendar month, monthly unaudited financial statements (including balance sheets, statements of income and loss and statements of cash flow), with footnote disclosure information reasonably acceptable to DSI, and (ii) prior to the Effective Time, draft unaudited financial statements for the calender month preceding the Effective Time;

              (p) neither it not its Subsidiaries shall enter into any Debt Contracts or Other Contracts other than in the ordinary course of business consistent with general past practice;

              (q) it and its Subsidiaries shall obtain DSI's prior written approval of any and all business decisions which have, or shall in the future have, a material effect on the business of Meritus or any of its Subsidiaries, and for purposes of this Section 6.1(q) only; "material effect" shall be defined as an economic effect of $20,000.00 or more; and

              (r) neither it nor its Subsidiaries shall authorize or announce an intention to do any of the actions prohibited in this Section 6.1, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     6.2 ACQUISITION PROPOSALS. From and after the date hereof, Meritus shall not, and shall not permit any of its directors, officers, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any acquisition proposal from any Person, or engage in or continue discussions or negotiations relating to any acquisition proposal.

     6.3 STOCKHOLDERS MEETING. Meritus will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the "STOCKHOLDERS MEETING") as promptly as practicable after the date of this Agreement to consider and vote upon the approval of this Agreement. Meritus's Board of Directors shall recommend such approval and shall take all lawful action to solicit such approval.

     6.4 FILINGS; OTHER ACTIONS; NOTIFICATION.

              (a) Meritus and DSI shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, responding promptly to any requests for further information and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement as promptly as practicable. Subject to applicable laws relating to the exchange of information, DSI and Meritus shall have the right to review in advance, and will consult the other on, all the information relating to DSI or Meritus, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of Meritus and DSI shall act reasonably and as promptly as possible.

              (b) Meritus and DSI each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of DSI, Meritus or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

              (c) Meritus and DSI each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by DSI or Meritus, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.

              (d) Without limiting the generality of the undertakings pursuant to this Section 6.4, (i) Meritus and DSI agree to provide promptly to any and all federal, state, local or foreign court or Government Entity with jurisdiction over enforcement of any applicable antitrust laws ("GOVERNMENT ANTITRUST ENTITY") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger and the transactions contemplated by this Agreement; and (ii) in connection with any filing or submission or other action required to be made or taken by either DSI or Meritus to effect the Merger and to consummate the other transactions contemplated hereby or thereby, Meritus shall not, without DSI's prior written consent, commit to any divestiture transaction, and, neither DSI nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, Meritus or any portions thereof or any of the business, product lines, properties or assets of DSI or any of its Affiliates.

     6.5 TAXATION. Subject to Section 6.2, neither DSI nor Meritus shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

     6.6 ACCESS. Upon reasonable notice, and except as may otherwise be required by applicable law, Meritus shall (and shall cause its Subsidiaries to) afford DSI's officers, employees, counsel, accountants and other authorized representatives ("REPRESENTATIVES") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records (including its audit work papers and related documents) and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to DSI all information concerning its business, properties and personnel as may reasonably be requested, PROVIDED that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Meritus herein. All requests for information made pursuant to this Section shall be directed to an executive officer of Meritus or such Person as may be designated by its officers. DSI and Meritus shall each designate two representatives to speak on a weekly basis to discuss Meritus's capital expenditures, inventory management, sales promotions, distribution arrangements, construction projects, group purchasing organization contracts, other material contracts, patent licenses and such other business matters concerning Meritus's operations as are desired. All such information shall be governed by the terms of the Confidentiality Agreement existing between the parties, dated April 19, 1999.

     6.7 STOCK EXCHANGE LISTING AND DE-LISTING. DSI shall use its best efforts to cause the shares of DSI Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Closing Date.

     6.8 PUBLICITY. The initial press releases by DSI and Meritus concerning the execution of this Agreement and the transaction contemplated hereby shall be mutually agreed as to content prior to issuance and thereafter Meritus and DSI shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

     6.9 OPTIONS AND BENEFITS.

              (a) STOCK OPTIONS. At the Effective Time, any and all outstanding options to acquire securities in Meritus which have not been exercised shall be canceled.

              (b) EMPLOYEE BENEFITS. Prior to the Effective Time, Meritus shall by all appropriate actions of its Board of Directors and/or its shareholders have duly adopted such resolutions as shall be necessary or appropriate to freeze its participation in and terminate its 401 (k) Plan (the "401(K) PLAN") on or before the Effective Time.

      6.10 FEES AND EXPENSES. Except as otherwise provided in this Section 6.10, whether or not the Merger shall be consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants, actuaries and consultants, shall be paid by the party incurring such costs and expenses.

      6.11 SHAREHOLDER CLAIMS. Meritus shall not agree to, cause or permit the settlement or compromise of any claim brought by any present, former or purported holder of any securities of Meritus prior to the Effective Time without the prior written consent of DSI which shall not be unreasonably withheld.

      6.12 NOTICE OF CHANGES. Meritus shall inform DSI in writing within five
(5) calendar days of any change, or prior to the Effective Time if less than five (5) days prior to the Effective Time, which occurs or is threatened (of if any development occurs or is threatened involving a prospective change) in the financial condition, results of operations, business, or prospective sales that has or may reasonably be expected to have a Material Adverse Effect on the financial condition, results of operations, business or prospective sales of Meritus; provided, however, that the delivery of any notice pursuant to this
Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      6.13 INDEMNIFICATION ARRANGEMENTS. DSI agrees that for the period from the Effective Time until three (3) years after the Effective Time, DSI shall use its best efforts (i) to cause DSI and its Subsidiaries to maintain in effect without any reduction in scope or coverage indemnification provisions for present and former directors, officers, employees, and agents of DSI and its Subsidiaries that are at least as favorable to all such persons as those contained in DSI's Articles of Incorporation and Bylaws in effect as of the date hereof; (ii) if available on commercially reasonable terms, to cause DSI to maintain its current levels of errors and omissions insurance coverage for its directors and officers in effect as of the date hereof; provided that DSI shall not be required to take any action that prevents DSI or any of DSI's officers, directors or members from exercising any fiduciary obligation they may have to DSI.

      6.14 LI & FUNG AGREEMENTS. There shall not occur a default or breach, nor shall there occur any fact or circumstance, which with notice or lapse of time would constitute a breach or default or permit termination of any contract, loan or agreement of any type, or the imposition of any monetary penalty for Meritus or any of its Subsidiaries by Li & Fung, Ltd. Further, pursuant to subsection 6.14(a) below, Reiling, Meritus, and each of its Subsidiaries hereby authorize DSI to negotiate directly with Li & Fung, Ltd. for the purpose of reaching terms reasonably acceptable to DSI for the satisfaction of the Old Li & Fung Debt; provided, however, any compromise of the payment of the amount of the Old Li & Fung Debt (less the Deposit) shall not be a condition of the Closing. Further, any and all contracts, loan agreements and other arrangements between Meritus or any of its Subsidiaries and Li & Fung, Ltd. (the "Li & Fung Agreements") shall be terminated by Meritus and Li & Fung as of the Effective Time, assuming the satisfaction of the Old Li & Fung Debt and the New Li & Fung Debt by DSI, and DSI shall be provided written confirmation of such termination to its satisfaction prior to the Effective Time. In all events, however, the Li & Fung Agreements shall be terminated no later than seven (7) days following DSI's satisfaction of the New Li & Fung Debt existing as of the Effective Time.

         (a) DSI's authorized representative for purposes of all negotiations with Li & Fung, Ltd. shall be Tom Martin. Mr. Martin shall have no contact with representatives of Li & Fung, Ltd. without Walter Reiling being present or without Walter Reiling's prior consent.

         (B) WITH THE EXCEPTION OF A VIOLATION OF THE PROVISIONS OF SUBSECTION 6.14(A), MERITUS, EACH OF ITS SUBSIDIARIES AND REILING HEREBY RELEASE DSI AND EACH OF ITS DIRECTORS, OFFICERS, SHAREHOLDERS, ATTORNEYS AND AGENTS FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, LIABILITIES OR DAMAGES ARISING FROM DSI'S NEGOTIATIONS WITH LI & FUNG, LTD.,

INCLUDING BUT NOT LIMITED TO CLAIMS FOR INTENTIONAL OR NEGLIGENT INTERFERENCE WITH CONTRACTUAL ADVANTAGE AND/OR LENDER LIABILITY CLAIMS.

      6.15 TAKEOVER STATUTE. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of DSI and Meritus and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement. or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

      6.16 NOTIFICATION OF CERTAIN MATTERS. DSI, shall give prompt notice to Meritus, and Meritus shall give prompt notice to DSI, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect; and (ii) any failure of DSI or Meritus, as the case may be, to comply with any covenant or agreement to be complied with by it hereunder in any material respect; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.16 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      6.17 SUBSIDIARIES' STOCK TRANSFERS. On or before the Effective Time, Meritus and Reiling shall have caused all issued and outstanding capital stock of the Subsidiaries to be transferred to Meritus' wholly owned subsidiary, Meritus Industries, Ltd., a Hong Kong corporation or an authorized agent of DSI, in full compliance with all applicable Hong Kong laws and regulations (the "Subsidiary Transfer").

      6.18 DEPOSIT. DSI shall authorize payment by wire transfer of immediately available funds to Meritus or one of its Subsidiaries, the sum of Three Hundred Thousand Dollars ($300,000.00)(the "Deposit") upon acceptable proof from Meritus (consisting of a copy of Meritus' unnegotiated check as delivered to Li & Fung and Li & Fung's written acknowledgment that the check was received and will be applied as a credit toward the Old Li & Fung Debt) or any one of the Subsidiaries of the payment to Li & Fung, Ltd. of $300,000.00 as a credit against the Old Li & Fung Debt, to secure the performance of DSI's obligations under this Agreement. If this Agreement is terminated by DSI due to a breach of this Agreement by Meritus, Reiling or the Subsidiaries, or the rejection of the Audited Statements by DSI or PriceWaterhouseCoopers in accordance with the terms and conditions of this Agreement, Meritus and Reiling shall pay to DSI, within fifteen (15) calendar days after such termination, the full amount of the Deposit, in cash. If this Agreement is terminated due to any other reason, the benefit of the Deposit shall enure to Meritus as liquidated damages for termination of this Agreement, in full settlement of any damages of any nature or kind that Meritus may suffer or allege to have suffered as a result of termination of this Agreement. The Deposit shall be Meritus' sole and exclusive remedy in the event of any such breach by DSI. Meritus and DSI hereby acknowledge that actual damages resulting from termination of this Agreement would be difficult to ascertain and that the amount to be paid pursuant to this
Section 16.18 is a fair and equitable amount to reimburse Meritus for damages sustained therefrom. Upon the Closing, the Deposit shall be retained by Li & Fung, Ltd., and the benefit of the Deposit shall enure to DSI as a partial payment of the Old Li & Fung Debt.

      6.19 AUDIT OF COMPANY REPORTS. Meritus shall deliver to DSI copies of the balance sheet and related statements of operations, changes in shareholders equity and cash flows of Meritus and its Subsidiaries for the fiscal years 1997, 1998 and quarters one through three of fiscal year 1999, prepared in accordance with GAAP and audited by the accounting firm of Amper, Politziner & Mattia, P.A. (the "Audited Statements"). Meritus shall be responsible, at its sole cost, for engaging Amper, Politziner & Mattia, P.A. to prepare the Audited Statements. Meritus shall deliver the Audited Statements for fiscal years 1997 and 1998 to DSI no later than October 30, 1999, and Meritus shall deliver a separate Audited Statement for quarters one through three of fiscal year 1999 to DSI no later than November 30, 1999.

         (a) At the Effective Time, DSI shall reimburse Meritus for one-half (1/2) of the fees incurred by Meritus to produce the Audited Statements; provided; however, DSI's portion of such fees shall not exceed Forty Thousand Dollars ($40,000.00).

         (b) If the Closing does not occur, other than by reason of a material breach of this Agreement by Meritus or Reiling or the rejection of the Audited Statement in accordance with the terms and conditions of this Agreement, then DSI shall pay the entire cost of the production of the Audited Statements, up to a maximum of Eighty Thousand Dollars ($80,000.00).

      6.20 WORKING CAPITAL; NET WORTH. In the event that as of the Effective Time, the Working Capital (as defined below), is less than the Base Amount (as defined below), or the Debt (as defined below) is in excess of the Debt Cap (as defined below), then DSI shall have the unilateral right to (i) terminate this Agreement; or, in the alternative, (ii) to decrease the amount of the Cash Consideration by the excess of the Base Amount over the amount of Working Capital or the excess of the Debt over the Debt Cap as of the Effective Time. "WORKING CAPITAL" shall mean current assets (consisting of cash, accounts receivable, inventories, rebates and prepaids, and specifically excluding, without limitation, any and all artwork, models, molds, fixtures and equipment) less current liabilities (consisting of accounts payable, accrued payables and liabilities, including without limitation any deferred taxes and required contributions to any 401(k) plan, the New Li & Fung Debt, and any and all other obligations incurred as of the Effective Time, and specifically excluding the Old Li & Fung Debt) of Meritus and its Subsidiaries. The term "BASE AMOUNT" shall mean One Hundred Thirty-Five Thousand Five Hundred Sixteen Dollars ($135,516.00). The term "Debt" shall mean any and all debt historically maintained on the balance sheet of Meritus and its Subsidiaries in accordance with GAAP, other than debt included in Working Capital or debt incurred upon the prior written consent of DSI. The term "Debt Cap" shall mean Five Million Four Hundred Eighty-Six Thousand Dollars ($5,486,000.00), exclusive of the payment of the Deposit to Li & Fung, Ltd. The parties acknowledge and agree that for purposes of calculating the Base Amount it is assumed that (i) the Deposit is paid by DSI and it is applied to the Old Li & Fung Debt and, that (ii) current assets at the Effective Time for purposes of calculating Working Capital at the Effective Time shall include the difference between $5,200,000.00 and the amount of the Old Li & Fung Debt as of that date, all as detailed in SECTION 6.20 of the Company Disclosure Letter. Nothing in this SECTION 6.20 is intended to affect or amend the representations and warranties of Meritus and Reiling contained in SECTION 5.1.

                  (i) Section 6.20(i) of the Company Disclosure Letter contains the good faith estimate of Meritus and Reiling of the amount of Working Capital and Debt for

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
Meritus and its Subsidiaries for each month from the date of this Agreement through January 2, 2000 (the "Forecast"). From the date of this Agreement until the Effective Time, Meritus shall deliver to DSI monthly statements that provide DSI with the Working Capital and Debt of Meritus and its Subsidiaries for the prior month (the "Monthly Reports"). Meritus shall deliver to DSI no later than the fifteenth (15th) calendar day of each month, the Monthly Reports for the period ending on the last day of the prior month. DSI shall have the unilateral right to terminate this Agreement for cause if any Monthly Report shows a variance in actual Working Capital or Debt in excess of ten percent (10%) from the corresponding month's Working Capital and Debt set forth in the Forecast.

                  (ii)Within five (5) business days prior to the Effective Time, Meritus shall deliver to DSI a statement (together with appropriate schedules and other supporting documentation, the "Settlement Statement") that provides DSI with a good faith determination of the Working Capital and Debt as of the Effective Time. The Settlement Statement shall be acceptable to DSI in the reasonable discretion of DSI and its certified public accountants, Pricewaterhouse Coopers. If the Settlement Statement is unacceptable to DSI or PriceWaterhouseCoopers, DSI shall have the unilateral right to terminate this Agreement.

      6.21 REMODELING EXPENSES. DSI shall reimburse Meritus for its actual remodeling expenses in restoring its showroom(s) to an original condition in the event DSI undertakes any remodeling activities in any showroom of Meritus or the Subsidiaries prior to the Effective Time and the Merger does not occur.

      6.22 HONG KONG EMPLOYEES. Except for a termination for cause, DSI shall not terminate the employment of Patrick Tam or Steven Tse for 180 days following the Effective Time. DSI makes no further employment or financial commitments with regard to the existing employees of Meritus or its Subsidiaries, other than the Employment Agreements to be executed between DSI and Beth Reiling and Joe Reiling, respectively, on the Closing Date.

      6.23 NEW YORK CITY TAX CLAIM. On or before December 31, 1999, Meritus and/or Reiling shall satisfy and pay in full any and all taxes claimed due by the City of New York to the reasonable satisfaction of DSI, and all such payments shall not be included in the Working Capital calculations required by
Section 6.20 above. The amount claimed due by the City of New York is approximately $40,000.00. Further, if at any time after the Effective Time DSI should incur any expense or liability as a result of the foregoing claims (including attorneys' fees), any and all such expenses or liabilities shall be borne by Reiling on a dollar-for-dollar basis, exclusive of the threshold and ceiling on Damages contained in Section 9.3 above. DSI shall have the option of recovering any and all such Damages by means of a direct setoff against any and all sums due Reiling under the Note.

                                  ARTICLE VII

                                  CONDITIONS

      7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

         (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly approved by holders of Shares constituting Meritus requisite vote in accordance with applicable law and the certificate of incorporation and by-laws of Meritus.

         (b) NASDAQ LISTING. The shares of DSI Common Stock deliverable to the Principal Stockholders pursuant to this Agreement shall have been authorized for listing on the NASDAQ upon official notice of issuance.

         (c) REGULATORY CONSENTS. Other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by Meritus or DSI or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Meritus or DSI or any of their respective Subsidiaries from, any Governmental Entity (collectively, "GOVERNMENTAL CONSENTS") in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Meritus, DSI shall have been made or obtained (as the case may be).

         (d) LITIGATION. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an "ORDER").

         (e) BLUE SKY APPROVALS. DSI shall have received all state securities and "blue sky" permits and approvals, if any, necessary to consummate the transactions contemplated hereby.

         (f) SHAREHOLDERS' AND VOTING TRUST AGREEMENT. As a condition to Meritus's, the Principal Stockholders' and DSI's willingness to enter into this Agreement, the Principal Stockholders', MVII, LLC, a California limited liability company ("MVII") and DSI shall have entered into that certain Shareholders' and Voting Trust Agreement in the form attached hereto as EXHIBIT 7.1(F) (the "Voting Trust Agreement").

         (g) REGISTRATION RIGHTS AGREEMENT. As a condition to DSI's willingness to enter into this Agreement, DSI shall have entered into that certain Registration Rights Agreement by and among DSI, Meritus, and Reiling in the form attached hereto as EXHIBIT 7.1(G).

      7.2 CONDITIONS TO OBLIGATIONS OF DSI. The obligations of DSI to effect the Merger are also subject to the satisfaction or waiver by DSI, at or prior to the Effective Time, of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Meritus contained in this Agreement shall have been true and correct when made and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement, except for such disclosures made by Meritus and delivered to DSI in a revised Company Disclosure Letter at or prior to Closing (the "Revised Disclosure Letter"); and DSI shall have received a certificate signed on behalf of Meritus by its President and its Treasurer to such effect. Notwithstanding anything in this Section 7.2(a) or this Agreement to the contrary, no matter disclosed in the Revised Disclosure Letter shall be based on events, facts or circumstances arising prior to the date of this Agreement, nor shall any matter raised constitute a breach of this Agreement by Meritus or Reiling. Any and all matters set forth in the Revised Disclosure Letter shall address only those matters which have arisen between the date of this Agreement and the Effective Time. Further, if Meritus and/or Reiling shall present a Revised Disclosure Letter, DSI shall have the right to terminate this Agreement based upon any matter disclosed therein, in the sole and absolute discretion of DSI. Upon any such termination of this Agreement by DSI, DSI shall have no further duties or obligations to Meritus or Reiling.

         (b) PERFORMANCE OF OBLIGATIONS OF MERITUS. Meritus shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and DSI shall have received a certificate signed on behalf of Meritus by its Chief Executive Officer and its Chief Financial Officer to such effect.

         (c) CONSENTS UNDER AGREEMENTS. Each and every consent or approval which shall be required in order to consummate the transactions contemplated by this Agreement under any Debt Contract or Other Contract to which Meritus or any of its Subsidiaries is a party is listed in SECTION 7.2(C) of the Company Disclosure Letter (collectively, the "Consents"). Meritus shall have obtained each of the Consents.

         (d) [Intentionally omitted.]

         (e) SUBSIDIARY TRANSFERS. The Subsidiary Transfers shall have been completed.

         (f) LI & FUNG. The covenants contained in Section 6.14 above shall have been performed in full and the Li & Fung Old Debt as of the Effective Time shall not exceed Five Million One Hundred Eighty Six Thousand Dollars ($5,186,000.00), after application of the Deposit pursuant to Section 6.18 above.

         (g) OPINION OF COUNSEL. Meritus shall have caused to be delivered to DSI a favorable opinion of counsel dated the Effective Time substantially in the form of EXHIBIT 7.2(G).

         (h) CLOSING CERTIFICATES. As of the Effective Time, Meritus or its Shareholders, as applicable, shall have delivered to DSI the following:

              (i) A certificate executed on behalf of Meritus by its President and its Treasurer, dated as of the Effective Time, to the effect that each of the conditions specified above in Section 7.2(a)-(c) is satisfied in all respects;

              (ii) Certified copies of the resolutions duly adopted by Meritus and the Shareholders approving this Agreement and all transactions contemplated hereby; and

              (iii) Such other usual and customary documents as DSI may reasonably request in connection with the transactions contemplated hereby.

         (i) TOYS R US CLAIMS. Meritus shall have fixed the amount due Toys R. Us in an amount and in a manner reasonably satisfactory to DSI, which amount shall be presumed reasonable if it does not exceed $494,000.00.

         (j) AUDITED STATEMENTS. The Audited Statements shall have been delivered to DSI in accordance with Section 6.19, and the form and content of the Audited Statements shall be reasonably acceptable to DSI and PriceWaterhouseCoopers.

         (k) GENERAL RELEASE. The Principal Stockholders, Beth Reiling and Joseph Reiling shall have executed and delivered to DSI the General Release in the form attached to this Agreement as EXHIBIT 7.2 (K).

         (l) SHAREHOLDER QUESTIONNAIRE. The Principal Stockholders shall have executed and delivered to DSI the Shareholder Questionnaire in the form attached to this Agreement as EXHIBIT 7.2 (L).

         (m) The Principal Stockholders shall have executed and delivered to DSI the Noncompetition Agreement in the form attached to this Agreement as EXHIBIT 7.2(M).

      7.3 CONDITIONS TO OBLIGATION OF MERITUS. The obligation of Meritus and Reiling to effect the Merger is also subject to the satisfaction or waiver by Meritus and Reiling, at or prior to the Effective Time, of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of DSI contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated or permitted by this Agreement; and Meritus shall have received a certificate signed on behalf of DSI by its Chief Executive Officer and its Chief Financial Officer.

         (b) PERFORMANCE OF OBLIGATIONS OF DSI. DSI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Meritus shall have received a certificate signed on behalf of DSI by its Chief Executive Officer and its Chief Financial Officer to such effect.

         (c) CONSENTS UNDER AGREEMENTS. DSI shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Debt Contract or Other Contract to which DSI or any of its Subsidiaries is a party.

         (d) [Intentionally omitted.]

         (e) OPINION OF COUNSEL. DSI shall have caused to be delivered to Meritus a favorable opinion of counsel dated the Effective Time substantially in the form of EXHIBIT 7.3(E).

         (f) CLOSING CERTIFICATE. As of the Effective Time, DSI will have delivered to Meritus:

              (i) A certificate executed on behalf of DSI by its Chief Executive Officer and Chief Financial Officer, dated as of the Effective time, to the effect that each of the conditions specified above in Section 7.3(a) and (b) is satisfied in all respects;

              (ii) Certified copies of resolutions duly adopted by DSI approving this Agreement and all transactions contemplated hereby; and

              (iii) Such other usual and customary documents as the Company may reasonably request in connection with the transactions contemplated hereby.

         (g) NOTE. DSI shall have duly executed and delivered the Note (and cause to be issued its corresponding letter of credit) to the Principal Stockholders.

         (h) EMPLOYMENT AGREEMENTS. DSI shall have entered into employment agreements with Beth Reiling and Joseph Reiling, in the form of EXHIBITS 7.3(H)A AND 7.3(H)B, respectively.

         (i) LI & FUNG OLD DEBT. DSI will have satisfied in full the Li & Fung Old Debt, which, after the payment of the Deposit to Li & Fung, Ltd., shall not be in excess of Five Million One Hundred Eighty Six Thousand Dollars ($5,186,000.00), and Reiling shall have received from Li & Fung, Ltd. a full discharge of such indebtedness arising from the Agency Agreement between Meritus and Li & Fung, Ltd. dated January 29, 1997, in the form attached hereto as
EXHIBIT 6.14.

         (j) MATERIAL ADVERSE EFFECT. There shall not have occurred a material adverse effect on the finances, condition, results of operations, business or prospective sales of Meritus or its Subsidiaries; provided, however, any such material adverse effect shall not be the result of the action or inaction of Meritus, its Subsidiaries or the Principal Stockholders.

         (k) STOCK PRICE. The closing price for DSI's stock at the close of the market on the day prior to the Effective Time (the "Closing Price") shall be no less than $3.10 per share resulting in an aggregate value for the DSI Shares of no less than $1,860,000.00 (the "Floor Price"); provided, however, DSI shall have the unilateral right to cover the difference between the Closing Price and the Floor Price by issuing additional DSI stock to Reiling so that the aggregate value of the DSI Shares, together with any such additional DSI stock, is not less than the Floor Price at the Effective Time.

                                 ARTICLE VIII

                                  TERMINATION

      8.1 TERMINATION. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether before or after any approval by the stockholders of Meritus of the matters presented in connection with the Merger:

         (a)  by mutual written consent of DSI and Meritus.

         (b) by DSI, by written notice to Meritus, if (i) Meritus shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five (5) business days after receipt by Meritus of written notice of such failure to comply; or (ii) the stockholders of Meritus shall not approve the Merger at the Stockholder Meeting or any adjournment thereof;

         (c) by Meritus, by written notice to DSI, if DSI shall have failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five
(5) business days after receipt by DSI of written notice of such failure to comply;

         (d) by either DSI or Meritus, by written notice from the terminating party to the other parties, if there has been a breach by the other of any representation or warranty made as of the date hereof;

         (e) by either DSI or Meritus, by written notice from the terminating party to the other parties, if: (i) the Merger has not been effected on or prior to the time limitation date set forth in Section 1.2, as may be extended in accordance with Section 1.2, whether such date is before or after the date of approval by the stockholders of Meritus; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause (e) shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to such date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

         (f) by DSI, by written notice to Meritus, if (i) the Board of Directors of Meritus shall not have recommended the Merger to Meritus's stockholders, or shall have resolved not to make such recommendation, or shall have modified in a manner adverse to DSI or rescinded its recommendation of the Merger to Meritus's stockholders as being advisable and fair to and in the best interests of Meritus and its stockholders, or shall have modified or rescinded its approval of the Agreement, or shall have resolved to do any of the foregoing; (ii) the Board of Directors of Meritus shall have recommended to the stockholders of Meritus any Takeover Proposal (other than by DSI or an Affiliate of DSI) or shall have resolved to do so; or (iii) Meritus or any of its Subsidiaries, without having received prior written consent from DSI, shall have entered into, authorized, recommended, proposed, or publicly announced its intention to enter into, authorize, recommend or propose to its shareholders an agreement, arrangement, understanding or letter of intent with any Person (other than DSI or any of its Affiliates) to (A) effect a merger or consolidation or similar transaction involving Meritus or any of its Subsidiaries, (B) purchase, lease, or otherwise acquire all or a substantial portion of the assets of Meritus or any of its Subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership of securities representing twenty percent (20%) or more of the voting power of Meritus (in each case other than any such merger, consolidation, purchase, lease or other transaction involving only Meritus and one or more of its Subsidiaries or involving only any two or more of its Subsidiaries); and

      The right of DSI or Meritus, to terminate this Agreement pursuant to this
Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of such party, whether prior to or after the execution of this Agreement.

      8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either DSI or Meritus as provided in Section 8.1, this Agreement shall forthwith become void without any liability hereunder on the part of Meritus or DSI or their respective directors or officers, unless otherwise provided in Section 6.18 or elsewhere herein; PROVIDED, HOWEVER, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any breach of this Agreement.


                                  ARTICLE IX

      9.1 SURVIVAL OF REPRESENTATIONS AND COVENANTS.

         (a) Except for the Specified Representations which shall survive indefinitely and the representations and warranties contained in Section 5.1(m) which shall expire concurrently with the expiration of the relevant statute of limitations, the representations and warranties made by Meritus and Reiling in this Agreement (including the representations and warranties set forth in Section 5.1), and the representations and warranties set forth in the Company Disclosure Letter and Closing Certificate, shall survive the Closing and shall expire three (3) years after the Closing Date; PROVIDED, HOWEVER, that if, at any time prior to the expiration of a representation or warranty, DSI delivers to Meritus or Reiling a written notice alleging the existence of an inaccuracy in or a breach of any such representation or warranties and asserting a claim for recovery under this Article IX based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the expiration of such representation or warranty until such time as such claim is fully and finally resolved.

              (i) For purposes of this Article IX, "Specified Representations" shall mean the representations and warranties set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(k), and 5.1(o).

         (b) The representations, warranties, covenants and obligations of Meritus and Reiling, and the rights and remedies that may be exercised by DSI, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of DSI or any its representatives.

         (c) For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Letter shall be deemed to be a representation and warranty made by Meritus and Reiling in this Agreement.

      9.2 INDEMNIFICATION BY CONTRIBUTING SHAREHOLDERS.

         (a) Subject to the limitations set forth in Section 9.3 below, Meritus and Reiling, jointly and severally, shall hold harmless and indemnify DSI from and against, and shall compensate and reimburse DSI for, any Damages which are directly or indirectly suffered or incurred by DSI or to which DSI may otherwise become subject at any time (regardless of whether or not such Damages related to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with: (i) any breach of any representation, warranty or covenant made by Meritus or Reiling in this

Agreement, the Closing Certificate or the Company Disclosure Letter (without giving effect to any "materiality" or "material adverse effect" qualification or similar qualification contained in such representations and warranties information); or (ii) any Proceeding relating directly or indirectly to any breach, alleged breach, liability or matter of the type referred to in clause "(i)," above (including any proceeding commenced by DSI for the purpose of enforcing any of its rights under this Article IX).

              (i) For purposes of this Article IX, "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), cost or expense of any nature.

         (b) Meritus and Reiling acknowledge and agree that, if there is any breach of any representation, warranty or other provision relating to Meritus or Meritus' business, condition, assets, liabilities, operations, financial performance, net income or prospects (or any aspect of portion thereof), then DSI itself shall be deemed to have incurred Damages as a result of such breach or liability.

      9.3 THRESHOLD; CEILING.

         (a) Subject to Section 9.3(c), Meritus and/or Reiling shall not be required to make any indemnification payment pursuant to Section 9.2 for any breach of any of either of their representations and warranties until such time as the total amount of all Damages (including the Damages arising from such breach and all other Damages arising from any other breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by DSI, or to which DSI has or will otherwise become subject, exceeds One Hundred Twenty Five Thousand Dollars ($125,000.00) in the aggregate. At such time as the total amount of such Damages exceeds One Hundred Twenty Five Thousand Dollars ($125,000.00) in the aggregate, DSI shall be entitled to be indemnified against all amount of such Damages in excess of $125,000.00 subject to the limitations set forth in Section 9.3(b) and 9.3(d) below.

         (b) Subject to Section 9.3(c), the maximum liability of Meritus or Reiling and DSI under Section 9.2 and Section 9.5, respectively, shall be Five Million Dollars ($5,000,000.00).

         (c) The limitations on the indemnification obligations of Meritus and Reiling that are set forth in Section 9.3(a) and 9.3(b) shall not apply to (i) any breach of the Specified Representations; or (ii) any fraud or willful misrepresentation by a Contributing Stockholder.

         (d) DSI shall not be entitled to recover under Section 9.2 unless a claim for Damages has been asserted by written notice, specifying the details of the alleged claim and the grounds for indemnification, delivered to Reiling within the applicable survival period specified in Section 9.1 above.

      9.4 NO CONTRIBUTION. Each Principal Stockholder waives, and acknowledges and agrees that such party shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against Meritus in connection with any indemnification obligation or any other liability to which such Principal Stockholder may become subject under this Agreement or otherwise in connection with any of the transactions contemplated by this Agreement.

      9.5 INDEMNIFICATION BY DSI. Except as set forth in Section 6.18, DSI shall hold harmless and indemnify Reiling from and against, and shall compensate and reimburse Reiling for, any Damages which are suffered or incurred by Reiling or to which Reiling may otherwise become subject at any time (regardless of whether or not such Damages are related to any third-party claim) as a result of, arising from or in connection with (i) any breach of any representation, warranty or covenant made by DSI in this Agreement, or (ii) any Proceeding relating directly or indirectly to any breach, alleged breach, liability or matter of the type referred to in clause "(i)" above (including any proceeding commenced by Reiling for the purpose of enforcing any of their rights under this
Article IX).

      9.6 SETOFF. Subject to the conditions set forth in this Section 9.6 and the Note, DSI shall have the right to set off any amount that may be owed to Meritus or Reiling under this Article IX against any amount otherwise payable by DSI hereunder to any of the Principal Stockholders, including any amounts owed to the Principal Shareholders under the Note, subject to the terms and conditions of the Note.

         (a) Notwithstanding the foregoing, DSI may not exercise any right of setoff against Reiling, whether at common law or otherwise, including with respect to any amounts owed under the Note, except in connection with its rights to indemnification under this Article IX and unless it shall; simultaneously provide Reiling with written notice setting forth the Damages for which indemnification is sought under this Article IX (including a statement of the claim for Damages in relation to the threshold amount of One Hundred and Twenty-Five Thousand Dollars ($125,000.00) under Section 9.3(a), which statement may be amended from time to time by DSI)(the "Setoff Notice"). From the date of the Setoff Notice until such time as any dispute between the parties as to the setoff has been resolved as provided herein, DSI may exercise its right of set-off hereunder, if, and only if, payments owed to Reiling under the Note after the date of the Setoff Notice through the date on which such dispute has been resolved as provided herein are paid by DSI when otherwise due under the
Note into an escrow fund (the "Escrow Fund") held by an escrow agent mutually acceptable to the parties, (the "Escrow Agent").
         (b) The parties hereto designate and appoint Escrow Agent to serve in accordance with the terms and conditions hereof. Reiling and DSI hereby instruct Escrow Agent to release the Escrow Fund (i) in the manner instructed by Reiling and DSI in writing to Escrow Agent, or (ii) in accordance with (a) the written direction of the arbitrator appointed to resolve the dispute as provided herein or (b) any order, judgment or writ issued by any court of competent jurisdiction. Reiling and DSI hereby agree and acknowledge that Escrow Agent shall not be liable for any error or judgment, for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, excepting only its own intentional and willful misconduct. In the event that Escrow Agent in good faith is in doubt as to what action it should take hereunder with respect to the Escrow Fund, the Escrow Agent may, at its option, refuse to comply with any demands or directions upon it, and in such event Escrow Agent shall not be or become liable in any way to any person for its failure to act. Escrow Agent may at any time resign hereunder by giving at least five (5) days' written notice thereof to Reiling and DSI. On the effective date of such resignation, the Escrow Fund held in escrow by the Escrow Agent shall be delivered to a joint designee of Reiling and DSI. Upon arranging for such delivery, all obligations of the Escrow Agent hereunder shall cease and terminate. If no such person shall have been designated by the date of Escrow Agent's resignation, all obligations of Escrow Agent hereunder shall nevertheless cease and terminate.

      (c) Reiling and DSI hereby agree that all disputes relating to the release of the Escrow Fund must be resolved in accordance with procedures set forth in this Section 9.6. Within fourteen (14) days of the Setoff Notice, having been submitted to Reiling, the parties will meet to attempt to amicably resolve the dispute and, failing such resolution, either or both of the parties may submit the matter to mandatory and binding arbitration in Houston Texas, and in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). The issue(s) in dispute shall be settled by a panel of three (3) arbitrators (the "Panel"). The only issue(s) to be determined by the Panel will be those issues specifically submitted to the Panel that properly arise under this Section 9.6. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the Panel may be entered by any court having jurisdiction thereof. A determination of the Panel shall be by majority vote.

      (d) Promptly following receipt of the request for arbitration, AAA shall convene the parties in person or by telephone to attempt to select the arbitrators by agreement of the parties. If agreement is not reached, DSI shall select one (1) arbitrator and Reiling shall select one (1) other arbitrator. These two arbitrators shall select a third arbitrator. If these two arbitrators are unable to select a third arbitrator by mutual agreement, AAA shall submit to the parties a list of not less than eleven (11) candidates. Such list shall include a brief statement of each candidate's qualifications. Each party shall number the candidates in order of preference, shall note any objection they may have to any candidate, and shall deliver the candidate list so marked to AAA. The party failing without good cause to return the candidate list so marked within ten (10) days after receipt shall be deemed to have assented to all candidates listed thereon. AAA shall designate the arbitrator willing to serve for whom the parties collectively have indicated the highest preference and who does not appear to have a conflict of interest. If a tie should result between two candidates, AAA may designate either candidate.

      (e) The agreement to arbitrate contained in this Section 9.6 is specifically enforceable. Judgment upon any award rendered by the Panel may be entered by any court of competent jurisdiction. The decision of the Panel within the scope of the submission is final and binding on all parties, and any right to judicial action on any matter subject to arbitration hereunder is hereby waived, except suit to enforce this arbitration award. If the rules of the AAA differ from those of this Section 9.6, the provisions of this Section 9.6 will control.

      (f) The provisions of this Section 9.6 shall survive the Effective Time and the consummation of the merger pursuant to the terms and conditions of this Agreement.

      9.7 DEFENSE OF THIRD PARTY CLAIMS. In the event that any legal proceedings shall be instituted or that any claim or demand shall be asserted by any Person in respect of which payment may be sought by any party hereto (an "Indemnified Party") from any other party hereto (an "Indemnifying Party") under the provisions of this Article IX, the Indemnified Party shall promptly cause written notice of the assertion of any claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party and the Indemnifying Party shall have the right, at its option and at its own expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any proceeding, claim or demand which relates to any claim indemnified against hereunder; PROVIDED, HOWEVER, that no settlement shall be made without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; and PROVIDED, FURTHER, that the

Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. In the event the Indemnifying Party does not elect to undertake the defense of the claim for which indemnification is sought as provided herein within five (5) days after receipt from the Indemnified Party of notice of such claim, the Indemnified Party shall have the right to conduct such defense and shall have the right to settle, adjust or compromise such claim or proceeding with the prior written consent of the Indemnifying Party, PROVIDED, HOWEVER, that the Indemnifying Party shall not unreasonably withhold or delay such consent.

      9.8 EXCLUSIVE REMEDY. DSI, Meritus and Reiling hereby agree and acknowledge that, except as set forth in Section 6.18, the foregoing indemnification provisions contained in this Article IX shall be the exclusive remedy of the parties for monetary damages; provided, however, that nothing herein shall be construed to limit any party's right to seek and receive equitable rights and remedies.

                                   ARTICLE X

                           MISCELLANEOUS AND GENERAL

      10.1 SURVIVAL. Notwithstanding any right of DSI to fully investigate the affairs of Meritus and notwithstanding any knowledge of facts determined or determinable by DSI pursuant to such investigation or right of investigation, DSI has the unrestricted right to rely upon the representations, warranties and covenants of Meritus set forth in this Agreement.

      10.2 MODIFICATION OR AMENDMENT. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

      10.3 WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

      10.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

      10.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the Federal courts of the United States of America located in the State of Texas solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Texas State or

Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 below or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

         (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

      10.6 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:


      IF TO DSI:
              President, DSI Toys, Inc.
              1100 W. Sam Houston Parkway North, Suite A
              Houston, TX 77043
              fax: 713/365-9911

      with a copy to:
              J. Todd Mirolla, Esq.
              Andre, Morris & Buttery
              1102 Laurel Lane
              San Luis Obispo, CA 93401
              fax:  805/543-0752

      IF TO MERITUS:
              Walter Reiling
              25 Notch Hill Drive
              Livingston, NJ 07039
              fax: (973) 994-1613

      with a copy to
              Robert P. Regimbal, Esq.
              Graham, Curtin & Sheridan
              4 Headquarters Plaza
              P.O. Box 1991
              Morristown, NJ 07962-1991
              Fax: (973) 292-1767
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

      10.7 ENTIRE AGREEMENT; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Letter and, the DSI Disclosure Letter, constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER DSI AND NOR Meritus MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

      10.8 NO THIRD PARTY BENEFICIARIES. Except as provided in Section 6.13 (Indemnification Arrangements), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      10.9 OBLIGATIONS OF DSI AND OF MERITUS. Whenever this Agreement requires a Subsidiary of DSI to take any action, such requirement shall be deemed to constitute an undertaking on the part of DSI to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Meritus to take any action, such requirement shall be deemed to constitute an undertaking on the part of Meritus to cause such Subsidiary to take such action.

      10.10 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

      10.11 INTERPRETATION. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      10.12 ASSIGNMENT. This Agreement shall not be assignable by operation of law or otherwise.

      10.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

      10.14 ATTORNEYS' FEES. If any legal proceeding, arbitration or other action is brought or threatened for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, and the prevailing party in any such action should incur any legal fees, including, but not limited to, attorneys' fees, paralegal fees, expert witness fees, and other similar costs, a successful prevailing party or parties to any such dispute or action will be entitled to recover their reasonable attorneys' fees and additional legal costs incurred, together with any other relief to which he/it may otherwise be entitled, as determined by an arbitrator, judgment at trial, upon appeal or petition.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

"DSI"

DSI TOYS, INC., A TEXAS CORPORATION


By:    /s/ E. THOMAS MARTIN
Name:  E. Thomas Martin
Title: Chairman of the Board


"MERITUS"

MERITUS INDUSTRIES, INC., A NEW JERSEY
CORPORATION


By:  /s/ WALTER S. REILING
Name:_________________________________
Title:________________________________


MERITUS INDUSTRIES, LTD., A HONG KONG
CORPORATION



By:  /s/ WALTER S. REILING
Name:_________________________________
Title:________________________________



"REILING"



By: /s/ WALTER S. REILING
        Walter S. Reiling



By: /s/ Susan Reiling
        SUSAN REILING